EXHIBIT 16



                   [LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]




April 16, 1999



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentlemen:

                          Anchor Financial Corporation

We have read Item 4 of Anchor Financial Corporation's Form 8-K dated April 16, 1999 and are in agreement with the statements contained in the third and fourth paragraphs therein.

Yours very truly,

/s/ PricewaterhouseCoopers LLP